Old Point Reports $4.2 million Profit

• Net income increases $897 thousand
• Deposits increase $62.9 million
• Assets increase by $58.0 million

January 23, 2013 Hampton, VA                                                                Old Point Financial Corporation (NASDAQ "OPOF") posted a profit of $4.2 million, or $0.84 per diluted share for the year ended December 31, 2012, an increase of $897 thousand or 27.26% over the same period in 2011. The increase in net income was due to an increase in realized gains on available-for-sale securities, from $787 thousand in 2011 to $2.3 million in 2012. A $1.3 million reduction in the provision for loan losses when comparing 2011 and 2012, also contributed to the increase in net income. Net loans charged off in 2012 were 57.62% lower than net charge-offs in 2011.

Assets as of December 31, 2012 were $907.5 million, an increase of $58.0 million, or 6.83%, compared to assets as of December 31, 2011. This growth in assets was driven by increased deposits, which included $49.0 million in low-cost deposits. As quality loan demand has decreased in recent years, Old Point is investing excess funds in securities that can be readily liquidated when loan demand recovers. Between December 31, 2011 and December 31, 2012, securities available-for-sale and cash and cash equivalents increased $110.3 million.

In 2012, noninterest income was up $2.8 million when compared to 2011. The largest increases came from bank-owned life insurance and realized gains on the sale of investment securities. Gains on investment securities increased due to a restructuring of the investment portfolio. During 2012, Old Point sold government agency securities and reinvested the proceeds in mortgage-backed securities. In addition to providing an enhancement to noninterest income in the current year, these investment transactions improved the portfolio’s cash flow and yields, while only marginally increasing its duration.

Other service charges, commissions and fees also increased, growing $345 thousand between 2011 and 2012. Revenues from merchant processing services and investment brokerage services were the main contributors to this increase, as well as a $212 thousand increase in income from fiduciary activities from 2011 to 2012 as the Trust Company brought several new accounts under management. Old Point has been focusing on diversifying noninterest income in response to declining interest income and new regulatory restrictions on some sources of noninterest income.

In 2012, Old Point’s noninterest expense increased $504 thousand as compared to 2011. The increase was due to growth in data processing expenses and salaries and benefits, both of which were affected by Old Point’s strategic initiatives. New positions were added to focus on small business lending, treasury services, and lending in areas other than commercial real estate.

The increases noted above were partially offset by decreases in expenses related to foreclosed assets. Compared to 2011, foreclosure losses and expenses on a combined basis decreased $733 thousand in 2012. These expenses have declined as Old Point has worked successfully to sell these assets. Between December 31, 2011 and December 31, 2012, foreclosed assets decreased $2.8 million, or 29.99%, causing related expenses to decline as well.

As a community bank, we believe that to succeed, the community around us must thrive. In 2012, Old Point National Bank supported more than 300 organizations through sponsorships and charitable donations. Approximately 36% of our giving is earmarked for education, 29% for community development, 19% for arts & culture, and 16% for health & wellness. Additionally in 2012, Old Point National Bank was awarded with the following accomplishments: Volunteer Hampton Roads’ Velocity Award, Virginia Business’ Best Place to Work in Virginia, Inside Business’ Best Place to Work in Hampton Roads, Virginian Pilot’s Best Bank Winner, Virginia Gazette’s Best Bank in Williamsburg, Hampton Roads Magazine’s Best Bank, and the Daily Press’s CHOICE Awards Best Bank Winner. For more information about our commitment to the community, pick up a copy of Old Point’s Community Engagement Report in any of our branches or request a PDF via email (lwright@oldpoint.com). For information about upcoming initiatives, please visit our website (www.oldpoint.com), our Facebook page (www.facebook.com/oldpoint), or join us on Twitter (www.twitter.com/opnb).

Other items of note:
Non-Performing Assets (NPAs) as of December 31, 2012 were $17.9 million, down from $18.4 million on December 31, 2011. These numbers do not include restructured loans that are performing in accordance with their modified terms.
Allowance for Loan and Lease Losses (ALLL) as of December 31, 2012 was 1.55% of total loans; as of December 31, 2011, that measure was 1.63%.
Net loans charged off as a percent of total loans were 0.76% for the year ended December 31, 2012, compared to 1.62% in 2011.

Safe Harbor Statement Regarding Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation's management, as well as estimates and assumptions made by, and information currently available to, the corporation's management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: interest rates; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of the loan or investment portfolios; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in the corporation’s market area; technology; reliance on third parties for key services; the real estate market; the corporation’s expansion initiatives; accounting principles, policies and guidelines; and other factors detailed in the corporation's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2011. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Web: www.oldpoint.com. For more information, contact Erin Black, Vice President/Marketing Director, Old Point National Bank at 757- 251-2792.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheet
(dollars in thousands, except share data)	December 31,	December 31,
	2012	2011
	(unaudited)
Assets

Cash and due from banks	$15,982	$9,523
Interest-bearing due from banks	24,732	13,978
Federal funds sold	1,603	1,354
Cash and cash equivalents	42,317	24,855
Securities available-for-sale, at fair value	329,456	236,599
Securities held-to-maturity (fair value approximates $574 and $1,526)	570	1,515
Restricted securities	2,562	3,451
Loans, net of allowance for loan losses of $7,324 and $8,498	463,809	511,829
Premises and equipment, net	32,528	30,264
Bank owned life insurance	21,824	21,593
Foreclosed assets, net of valuation allowance of $1,870 and $1,851	6,574	9,390
Other assets	7,859	10,008
	$907,499	$849,504

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$176,740	$163,639
Savings deposits	268,253	232,348
Time deposits	308,823	294,892
Total deposits	753,816	690,879
Overnight repurchase agreements	35,946	35,001
Term repurchase agreements	1,280	1,480
Federal Home Loan Bank advances	25,000	35,000
Accrued expenses and other liabilities	2,157	1,279
Total liabilities	818,199	763,639

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized;
4,959,009 and 4,959,009 shares issued and outstanding	24,795	24,795
Additional paid-in capital	16,392	16,310
Retained earnings	48,305	45,109
Accumulated other comprehensive income (loss)	(192)	(349)
Total stockholders' equity	89,300	85,865
	$907,499	$849,504

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income
(dollars in thousands, except per share data)	Twelve Months Ended
	December 31,
	2012	2011
	(unaudited)
Interest and Dividend Income:
Interest and fees on loans	$26,503	$32,105
Interest on due from banks	56	22
Interest on federal funds sold	2	21
Interest on securities:
Taxable	5,238	3,884
Tax-exempt	681	157
Dividends and interest on all other securities	100	62
Total interest and dividend income	32,580	36,251

Interest Expense:
Interest on savings deposits	382	408
Interest on time deposits	3,851	4,496
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	45	106
Interest on Federal Home Loan Bank advances	1,496	1,705
Total interest expense	5,774	6,715
Net interest income	26,806	29,536
Provision for loan losses	2,400	3,700
Net interest income, after provision for loan losses	24,406	25,836

Noninterest Income:
Income from fiduciary activities	3,214	3,002
Service charges on deposit accounts	4,239	4,256
Other service charges, commissions and fees	3,348	3,003
Income from bank-owned life insurance	1,339	823
Gain on sale of available-for-sale securities, net	2,313	787
Other operating income	506	325
Total noninterest income	14,959	12,196

Noninterest Expense:
Salaries and employee benefits	20,340	19,139
Occupancy and equipment	4,373	4,292
Data processing	1,630	1,386
FDIC insurance	1,044	1,222
Loss on write-down/sale of foreclosed assets	777	1,413
Customer development	758	908
Legal and audit expense	725	696
Employee professional development	600	579
Other outside service fees	574	612
Postage and courier expense	480	488
Foreclosed assets expense	408	505
Other operating expense	2,474	2,439
Total noninterest expense	34,183	33,679
Income before income taxes	5,182	4,353
Income tax expense	995	1,063
Net income	$4,187	$3,290

Basic Earnings per Share:
Average shares outstanding	4,959,009	4,952,313
Net income per share of common stock	$0.84	$0.66

Diluted Earnings per Share:
Average shares outstanding	4,959,009	4,952,313
Net income per share of common stock	$0.84	$0.66

Cash Dividends Declared	$0.20	$0.20

Old Point Financial Corporation and Subsidiaries
Selected Ratios	December 31,	December 31,
	2012	2011
Net Interest Margin Year-to-Date	3.40%	3.81%
NPAs/Total Assets	1.97%	2.16%
Annualized Net Charge Offs/Total Loans	0.76%	1.62%
Allowance for Loan Losses/Total Loans	1.55%	1.63%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual Loans	$10,632	$8,475
Loans > 90 days past due, but still accruing interest	447	517
Non-Performing Restructured Loans	251	0
Foreclosed Assets	6,574	9,390
Total Non-Performing Assets	$17,904	$18,382

Other Selected Numbers (in thousands)
Loans Charged Off Year-to-Date, net of recoveries	$3,573	$8,430
Year-to-Date Average Loans	$478,220	$544,523
Year-to-Date Average Assets	$869,436	$853,849
Year-to-Date Average Earning Assets	$801,012	$779,524
Year-to-Date Average Deposits	$718,802	$683,657
Year-to-Date Average Equity	$87,912	$83,322